Exhibit 99.1

Discover Financial Services

Dodd-Frank Act Stress Test Disclosures

March 26, 2014

Discover CCAR 2014 Public Disclosure of Results

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”) and the Federal Reserve Regulation YY require certain bank holding companies, including Discover Financial Services (“Discover” or the “company”) to perform stress tests to assess the potential impact of hypothetical economic scenarios on the company’s operations and capital over a defined planning horizon. Federal Reserve regulation requires the disclosure of stress test results under the Federal Reserve’s Severely Adverse Stress Scenario, which was published by the Federal Reserve on November 1, 2013. The scenario portrays a hypothetical, severely adverse macroeconomic environment, which includes a substantial weakening in economic activity and a significant reversal of recent improvements to the U.S. housing market.

Discover Bank (“Discover Bank” or the “Bank”) is a Delaware state bank and is the company’s principal subsidiary. In addition to performing stress testing for the consolidated company, we also performed the annual stress test required under rules and guidance published by the Federal Deposit Insurance Corporation (the “FDIC”). The rules and guidance (including the Supervisory Severely Adverse Scenario) provided by the FDIC for the Bank stress test were consistent with those provided by the Federal Reserve for the company.

This disclosure contains forward-looking statements, including projections of the company’s results of operations and financial condition, under a hypothetical scenario incorporating a set of assumed economic and financial conditions that are more adverse than the company expects, as prescribed by the company’s regulators. The projections do not represent forecasts of expected results of operations or financial condition, but rather reflect possible results under the prescribed hypothetical scenario. The company’s future results of operations and financial condition will be influenced by actual economic and financial conditions and various other factors as described in the company’s annual report on Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission, which are available at www.sec.gov.

Summary of Supervisory Severely Adverse Scenario

The Supervisory Severely Adverse Scenario is described in the 2014 Supervisory Scenarios for Annual Stress Tests required under the Dodd-Frank Act Stress Testing Rules and the Capital Plan Rule published by the Board of Governors of the Federal Reserve System, dated November 1, 2013. The scenario starts in fourth quarter 2013 and extends through fourth quarter 2016. See www.federalreserve.gov to obtain a copy of this publication.

The Supervisory Severely Adverse Scenario forecasts a substantial weakening in economic activity and a significant reversal of recent improvements in the U.S. housing market. Under the scenario, the U.S. experiences a severe recession as the unemployment rate increases by 400 basis points to a peak of 11.25% in the middle of 2015. Real gross domestic product declines by ~4.75% between third quarter 2013 and the end of 2014, and then it expands to 2% in 2015 and close to 4% in 2016, as a slow recovery begins. House prices decline 25% over the forecasted period.

Short-term interest rates remain near 0% through 2016. Long-term Treasury yields decline to 1% in 2014, and then increase to about 2% by the end of 2016. Despite lower long-term Treasury yields, corporate borrowing yields rise and peak at 6.25% in the middle of 2014 due to an increase in spreads on corporate bonds from 200 basis points to 500 basis points during 2014. Mortgage interest rates do not change significantly.

Risk Types

When conducting the company-run stress test under the Supervisory Severely Adverse Scenario, the company intended to capture the principal risks to which the company is exposed, including credit risk, market risk, operational risk, regulatory risk, liquidity risk, and strategic risk. Credit risk is primarily incurred through the company’s consumer lending activities. Operational risk refers to the risk of loss that can arise from a number of events, such as inadequate or failed internal processes or systems, breaches of technology and information systems, fraud, potential legal or regulatory actions or external events. Market risk is incurred due to adverse movements in market rates or prices, such as interest rates, foreign exchange rates, credit spreads, or equity prices. Regulatory risk arises from changes in laws or regulations or the interpretation thereof. Liquidity risk arises from events that could impact the company’s ability to meet its day-to-day operating expenses, extend credit to consumers, or repay principal and interest on borrowings. Strategic risk is associated with a highly competitive marketplace, macroeconomic factors, and the uncertainty associated with new and acquired businesses.

Methodology

Discover used both quantitative and qualitative methods to measure and assess risks, including proprietary models that forecast receivables, revenues, expenses, and losses under the Supervisory Severely Adverse Scenario. The company’s capital position was projected by aggregating revenue and loss estimates as well as capital actions over the nine-quarter capital planning horizon.

Pre-provision Net Revenue (“PPNR”)

PPNR is estimated as total revenues (interest and non-interest revenues), net of interest expense and non-interest expense.

Interest income is generated from the company’s lending products, while non-interest income is generated by both the payments businesses and the lending products. Interest income is estimated across the company’s lending products using the forecasted performing receivables balance and projected yield. The receivables balance is forecasted based on projected originations, payments, charge-offs, and other product-specific inputs. The projected yield is forecasted based on the yield on the loan, pricing strategies, and historical pricing information. Non-interest income is generally estimated by forecasting the volume of transactions and the rate for those transactions.

Interest expense is forecasted for both retail and wholesale funding channels. The total cost of funding is estimated by multiplying the expected interest rates with the projected funding balance across those channels.

Non-interest expense is forecasted in several components based on whether they are fixed expenses, volume-driven expenses, expenses that vary in response to factors other than business volume, or expenses due to known initiatives that are expected to impact expense trends.

Net interest income and non-interest income components are forecasted at a business line level and then aggregated with non-interest expenses to determine total PPNR.

Loan Losses

Net loan losses are calculated as gross loan losses less recoveries. Discover forecasts its gross loan losses by using regression analyses based on macroeconomic, internal portfolio and other data.

Reserves are estimated based on the 12-month forward forecast of loan losses, adjusted for an estimate of activity included in the loss forecast related to loans that do not exist on the balance sheet at the reporting date.

Operational Risk Losses

Operational risk loss estimates include forecasted operational risk expenses such as credit card fraud, for which the company maintains reserves; and idiosyncratic operational risk losses, which are potentially severe losses driven by low probability operational risk events identified through the company’s operational risk management framework. Losses from idiosyncratic operational risk events are included as non-interest expense.

Company-Run Stress Test Results

The results of the company-run stress test on the company’s capital ratios and certain financial metrics are set forth in the tables below. The results include capital action assumptions provided within the Dodd-Frank Act Stress Testing (“DFAST”) rules, including:

•	For fourth quarter 2013, actual capital actions taken throughout the quarter, including dividends and share repurchases, are reflected in the results.

•	For first quarter 2014 through the fourth quarter 2015, common stock dividends equal to the quarterly average dollar amount of common stock dividends that the company paid in the previous year (this includes the fourth quarter 2013 and the preceding three calendar quarters), as well as preferred dividends, were included. Consistent with the Federal Reserve instructions, common stock issuances associated with expensed employee compensation were also included.

These capital actions are defined in the DFAST rule in order to allow the Federal Reserve to conduct the required stress tests and may not represent the actual capital actions that Discover would take in a similar economic environment.

Discover Bank accounts for over 95% of the company’s overall assets. The types of risks evaluated and methodologies used were the same for the Bank as those described above for the company. Accordingly, the results of the Bank’s stress test under the same Supervisory Severely Adverse Scenario are similar to the financial results of the consolidated company. However, there are differences in the capital ratios when compared to Discover since the stress testing requirements for the Bank do not require the use of standardized DFAST capital actions. Therefore, the capital ratios presented for the Bank below reflect management’s judgment of the actions that would be taken to preserve capital under a hypothetical severe economic environment.

Hypothetical Discover and Discover Bank Capital Ratios In the Supervisory Severely Adverse Scenario

	DFS Consolidated			Discover Bank
	Actual	Stress Scenario		Actual	Stress Scenario
	3Q 2013	4Q 2015	Minimum[1]	3Q 2013	4Q 2015	Minimum[1]
Tier 1 Common Capital Ratio	14.7%	13.9%	12.9%	13.5%	13.7%	12.2%
Common Equity Tier 1 Capital[2]	n/a	14.0%	n/a	n/a	13.6%	n/a
Tier 1 Capital Ratio	15.6%	14.8%	13.8%	13.5%	13.7%	12.2%
Total Risk-based Capital Ratio	17.9%	16.9%	16.1%	15.9%	15.8%	14.5%
Tier 1 Leverage Ratio	13.7%	13.3%	12.4%	12.0%	12.3%	10.9%

Actual 3Q 2013 and Hypothetical 4Q 2015 Risk Weighted Assets

		Projected 4Q 2015
	Actual 3Q 2013	Current general approach	Basel III standardized approach
Risk-weighed Assets[3] ($ in billions)	65.7	64.6	65.3

[1]	Represents the projected minimum quarter-end ratio at any point during the nine quarter planning horizon of the Supervisory Severely Adverse Scenario
[2]	Common Equity Tier 1 Capital reflects the transition schedule provided in the Federal Reserve’s revised capital framework
[3]	For each quarter in 2014, risk-weighted assets are calculated using the current general risk-based capital approach. For each quarter in 2015, risk-weighted assets are calculated under the Basel III standardized capital risk-based approach, except for the tier 1 common ratio which uses the general risk-based capital approach for all quarters

Hypothetical 9-Quarter (4Q 2013 to 4Q 2015) Losses, Revenue and Net Income Before Taxes under the Supervisory Severely Adverse Scenario

	($ in billions)	% of Average Assets[4]
Pre-provision Net Revenue[5]	$9.0	12.0%
Other Revenue[6]	—	—
Less
Provisions	8.3	11.0%
Realized losses/gains on securities (AFS/HTM)	—	—
Trading and counterparty losses[7]	—	—
Other losses/gains[8]	—	—
Equals
Net Income Before Tax	$0.7	0.9%

Memo items
Other comprehensive income[9]	—	—
Other effects on capital
AOCI included in capital (billions of dollars)[10]	—	—

Hypothetical 9-Quarter (4Q 2013 to 4Q 2015) Loan Losses, By Type of Loan, Under The Supervisory Severely Adverse Scenario

	($ in billions)	Portfolio Loss Rates[11]
Loan Losses	6.7	10.8%
First-lien mortgages domestic	—	—
Junior liens and HELOCs, domestic	—	—
Commercial and Industrial	—	—
Commercial real estate, domestic	—	—
Credit cards	6.1	12.3%
Other consumer	0.6	4.8%
Other loans	—	—

[4]	Expressed on a nine quarter cumulative basis as a percentage of average assets over the same time period
[5]	Pre-provision Net Revenue includes losses from operational risk events, credit card fraud losses and mortgage put-back expenses
[6]	Other revenue includes one-time income and (expense) items not included in pre-provision net revenue
[7]	Trading and counterparty losses include mark-to-market and credit valuation adjustments (CVA) losses and losses arising from the counterparty default component applied to derivatives, securities lending, and repurchase agreement activities
[8]	Other losses/gains includes projected change in fair value of loans held for sale and loans held for investment measured under the fair-value option
[9]	Other comprehensive income is only calculated for advanced approaches BHCs, as only those BHCs include accumulated other comprehensive income (AOCI) in calculations of regulatory capital. Other comprehensive income includes incremental unrealized losses/gains on AFS securities and on any HTM securities that have experienced other than temporary impairment
[10]	For advanced approaches BHCs, 20 percent of AOCI is included in capital calculations for 2014 and 40 percent of AOCI is included in capital calculations for 2015. For the purposes of this stress test cycle, non-advanced approaches BHCs are assumed to opt-out of including AOCI in their capital calculations
[11]	Nine quarter cumulative losses as a percentage of average balances over the same time period

Description of Stress Scenario Results For the Company and Discover Bank

While capital ratios decline over the scenario horizon for the company and the Bank, both ending and minimum capital ratios are significantly above regulatory requirements. The decrease in capital ratios is due to a reduction in earnings in the stress scenario, offset in part by lower risk-weighted assets.

The decline in earnings under the stress scenario is primarily the result of an increase in the provision for loan losses. Net charge-offs rise significantly over the period, driven largely by credit cards due to a significant increase in both contractual and bankruptcy charge-offs. Net income is further impacted by a significant increase in loan loss provisions, driven by higher expected net charge-offs early in the scenario horizon offset by releases in the second half of the scenario.

In the scenario, PPNR declines because of a decrease in net interest income due to lower receivables, higher non-principal charge-offs, and higher operating expenses. Non-interest income also declines, driven by lower discount and interchange revenue due to lower credit card sales volume. Idiosyncratic operational and strategic risk scenarios also impact PPNR through higher non-interest expenses and lower revenues.

Assets decline over the period, driven primarily by credit card receivables, due to an increase in credit losses, lower credit card balance growth from existing customers, and a reduction in marketing activities across all lending products. Total funding falls due to lower borrowing needs while maintaining funding diversification throughout the forecast period.